Exhibit 5.1

Fasken Martineau DuMoulin LLP Barristers and Solicitors Patent and Trade-mark Agents. 2900-550 Burrard Street Vancouver, BC V6C 0A3 604 631 3131 Telephone 604 631 3232 Facsimile	www.fasken.com

April 4, 2011

Augusta Resource Corporation
400-837 West Hastings Street
Vancouver, BC V6C 3N6

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Augusta Resource Corporation, a corporation incorporated under the Canada Business Corporations Act (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 7,104,549 common shares of the Company, without par value (the “Shares”), issuable upon exercise of options granted or to be granted under the Company’s Stock Option Plan, as amended (the “Option Plan”) and Shares issued or issuable under the Company’s Restricted Share Unit and Restricted Share Plan (together with the Option Plan, the “Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, allotted and reserved for issue and, upon issuance and payment therefor in accordance with the terms of the Plans and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the Province of British Columbia, and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit  that we are the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Your truly,

/s/ Fasken Martineau